Exhibit 21.1



                              LIST OF SUBSIDIARIES

                      China Biopharmaceuticals Corporation

                   Nanjing Keyuan Pharmaceutical R&D Co., Ltd.

               Suzhou Hengyi Pharmaceuticals of Feedstock Co., Ltd

             Suzhou Sintofarm Pharmaceuticals of Feedstock Co., Ltd.

                   Suzhou Erye Pharmaceutical Limited Company